Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 20, 2014, except for the retroactive effect of the one for 6.10 reverse stock split as described in paragraph 3 of the Note 10 as to which the date is November 7, 2014, in Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Neothetics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

November 7, 2014